Exhibit 107

Calculation of Filing Fee Tables
FORM S-8

Registration Statement Under the Securities Act of 1933
(Form Type)

Ekso Bionics Holdings, Inc.
(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Common stock, par value $0.001 per share:	457(c) and 457(h)	67,651(2)	$2.44 (3)	$165,068 (3)	0.0000927	$15.30(3)
Total Offering Amounts					$165,068		$15.30
Total Fee Offsets							$0.00
Net Fee Due							$15.30

(1)	This Registration Statement covers shares of our common stock, $0.001 par value per share, of Ekso Bionics Holdings, Inc., or the Registrant, that may be issued to the Ekso Bionics 401(k) Plan, or the 401(k) Plan, or its beneficiaries, as employer matching contributions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate amount of plan interests in the 401(k) Plan.
(2)	This Registration Statement registers 67,651 shares of common stock for issuance to the 401(k) Plan, or its beneficiaries, as employer matching contributions. In accordance with Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock, as may be issuable pursuant to future stock dividends, stock splits, or similar transactions.
(3)	Estimated solely for the purpose of calculationg the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high ($2.50) and low ($2.38) prices of the Registrant's common stock as reporting on the Nasdaq Capital Market, which was $2.44 on February 18, 2022.

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